Exhibit 1.2

                                AMENDMENT TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                       UTAH COAL AND CHEMICALS CORPORATION

         Pursuant to the provisions of Section 78.385 of the Nevada Revised Statutes, Utah Coal and Chemicals Corporation adopts the following amendments to its Articles of Incorporation.

1. The undersigned hereby certify that on Friday, July 24, 1987, a Special Meeting of the Board of Directors of Utah Coal and Chemicals Corporation was duly held and convened at which there was present a quorum of the Board of Directors acting throughout all proceedings, and at which time the following resolution was duly adopted by the Board of Directors:

         BE IT RESOLVED: That the Secretary of the corporation, Rhonda Marquardt, is hereby authorized and directed to call a special meeting of the stockholders to amend Article Four of the Articles of Incorporation to provide that the corporation shall have the authority to issue an aggregate of 15,000,000 shares of capital stock, having a par value of $0.10 per share. This will have the effect of a ten for one reverse split of the corporation's stock, whereby the 13,556,580 shares outstanding will be reduced to 1,355,658 shares.

2. A Special Meeting of the Shareholders of Utah Coal and Chemicals Corporation was held on September 4, 1987, at 50 West Liberty Street, Suite 980, Reno, Nevada, at 11:00 a.m., local time with regard thereto, the undersigned certify as follows:

         a. Notice of the Special Meeting of Shareholders was mailed to each shareholder on August 14, 1987.

         b. There were present in person or by proxy 8,465,598 shares of the 13,445,580 shares outstanding in the corporation.

         c. The proposal to amend the Articles of Incorporation, which is set forth below, was adopted by 8,432,787 shares. There were 32,811 shares voting against the proposal and -0- shares abstained from voting.

                  ARTICLE FOUR. [CAPITAL STOCK]. The corporation shall have the authority to issue an aggregate of FIFTEEN MILLION SHARES (15,000,000) of capital stock with each share having a par value of TEN CENTS ($0.10) per share. All stock when issued shall be fully paid and non-assessable. No holder of shares of capital stock of the corporation shall be entitled, as such, to any pre-emptive or preferential rights to subscribe to any unissued stock or any other securities which the corporation may now or hereafter be authorized to issue. Each share of capital stock shall be entitled to one vote at stockholders' meetings, either in person or by proxy. Cumulative voting for the election of directors, whether at an annual or special meeting of stockholders, shall not be permitted.

         IN WITNESS WHEREOF, the undersigned hereunto affix their signatures this 1st day of October, 1987.


                                            UTAH COAL AND CHEMICALS CORPORATION


                                             By: /s/ Alexander H. Walker, Jr.
                                                 -------------------------------
                                                     Alexander H. Walker, Jr.
                                                     Vice President




                                             By: /s/ Rhonda Marquardt
                                                  ------------------------------
                                                     Rhonda Marquardt
                                                     Secretary

STATE OF UTAH              )
                           )  ss.
COUNTY OF SALT LAKE        )

         On this 1st day of October, 1987, before me, the undersigned, a Notary Public in and for the State of Utah, personally appeared Alexander H. Walker, Jr., the duly elected Vice President, and Rhonda Marquardt, the duly elected Secretary of Utah Coal and Chemicals Corporation, known to me to be the persons described in and who executed the foregoing Amendment to the Articles of Incorporation and who acknowledged to me that they executed the same freely and voluntarily on behalf of and in their capacities as the Vice President and Secretary, respectively, of Utah Coal and Chemicals Corporation. I have hereunto set my hand and affixed my official seal the day and year first above written.

                                             Holly Holman
                                             --------------------------------
                                             Notary Public
                                             Residing in Salt Lake City, Utah

My Commission Expires:

6/21/88
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